UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 27, 2016

WESTERN GAS EQUITY PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35753	46-0967367
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices) (Zip Code)
(832) 636-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

The information regarding the asset impairment in Item 4.02 of this report is incorporated by reference into this Item 2.06.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)   In connection with the preparation of the Annual Report on Form 10-K for Western Gas Equity Partners, LP (the “Partnership”) for the fiscal year ended December 31, 2015, the Partnership determined that there was an error in the impairment test calculation performed as of March 31, 2015. Specifically, the impact of commodity price swap agreements Western Gas Partners, LP (“WES”) has with Anadarko Petroleum Corporation (“Anadarko”) was incorrectly included when performing an assessment to identify a triggering event that would necessitate a calculation to determine whether the net book value of certain midstream assets exceeded their fair value. The Partnership determined that the error caused a material understatement in its impairment expense for the quarter ended March 31, 2015. This impairment expense will not result in cash expenditures in past or future periods.

As a result of the discovery of this error, on January 27, 2016, the Audit Committee of the Board of Directors of the Partnership’s general partner concluded that the unaudited consolidated financial statements of the Partnership included in the Partnership’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015, and September 30, 2015, should no longer be relied upon due to changes related to impairments. In addition, the Partnership is reassessing its previous conclusions regarding the effectiveness of internal control over financial reporting and disclosure controls and procedures.

Accordingly, the Partnership will restate its financial statements for the fiscal quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, to reflect an impairment charge in the first quarter of 2015 of approximately $264.4 million related to WES’s Red Desert gathering system and processing complex, located in southwestern Wyoming.  The restated financial results for the three months ended March 31, 2015, will include the following: operating loss of $155.3 million, compared with previously reported operating income of $109.1 million; net loss of $177.4 million, compared with the previously reported net income of $86.0 million; and net loss per common unit (diluted) of $0.19, compared with the previously reported net income per common unit (diluted) of $0.25. The impairment loss reflected as of March 31, 2015, will also impact depreciation and amortization and cumulative earnings results reported in the quarterly reports for the six and nine months ended June 30, 2015, and September 30, 2015, respectively, but otherwise the results for the second and third quarters of 2015 will not be impacted. While this impairment charge impacts operating income (loss), net income (loss) and net income (loss) per common unit (diluted) for each period, as described above, this charge does not impact WES’s commodity price swap agreements with Anadarko or its net cash flows from operating, investing or financing activities, nor does it affect the Partnership’s or WES’s liquidity, adjusted earnings before interest, depreciation, taxes and amortization (EBITDA) or distributable cash flow previously reported for such periods. Further, the restatements will not have any impact on the calculation of the financial compliance covenants contained in WES’s senior unsecured revolving credit facility or the indentures governing its senior notes.

In connection with the restatements for the periods described above, the Partnership may make additional changes to such financial statements. However, the Partnership does not anticipate that any such additional changes would be material to the results reported in such periods. The Partnership is working to complete and file the amended reports as quickly as practicable, but cannot predict when such filings will be made. The Partnership does, however, expect that it will be able to file its Annual Report for the year ended December 31, 2015, in a timely manner.

The Partnership’s management and the Audit Committee have discussed the matters disclosed in this report with KPMG LLP, the Partnership’s independent registered public accounting firm.

Cautionary Note to Investors—This Current Report on Form 8-K contains forward-looking statements. Western Gas Equity Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this filing. These factors include statements regarding materiality or significance, the quantitative or qualitative effects of the restated financial statements, and any anticipated conclusions of the Audit Committee or management with respect to the matters relating to Western Gas Equity Partners’ accounting, and the other factors described in the “Risk Factors” section of Western Gas Equity Partners’ most recent Form 10-K and Forms 10-Q filed with the Securities and Exchange Commission and in its other public filings and press releases. Western Gas Equity Partners undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTERN GAS EQUITY PARTNERS, LP

		By:	Western Gas Equity Holdings, LLC, its general partner

Dated:	January 27, 2016	By:	/s/ Philip H. Peacock
Philip H. Peacock Vice President, General Counsel and Corporate Secretary